ACCOUNTS RECEIVABLE
BILLING AND COLLECTION AGREEMENT

THIS ACCOUNTS RECEIVABLE BILLING AND COLLECTION AGREEMENT, made this 19th day of September, 2000, by and among HEALTHCOMP EVALUATION SERVICES CORPORATION, a Nevada corporation ("Purchaser"), U.S. HEALTHWORKS, INC. a Delaware corporation ("Shareholder") and U.S. HEALTHWORKS HOLDING COMPANY, INC., a Delaware corporation and wholly-owned subsidiary of Shareholder ("Seller");


W I T N E S S ET H:

WHEREAS, the parties have this day entered into an Acquisition
Agreement (the "Agreement") pursuant to which Purchaser purchased from Seller certain assets of the Preventive Services Division of Seller ("PSD") and all of PSD's business operations relating to the Business, upon the terms and subject to the conditions set forth therein;

NOW, THEREFORE, for and in consideration of the premises and the mutual promises, agreements, representations, warranties and covenants set forth in the Agreement and the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby specifically agreed to and acknowledged, the parties hereto agree as follows:

1. Billing and Collection of Accounts Receivable. Purchaser agrees that for a period of one hundred eighty (180) days following the Closing it will bill and receive payment for the accounts receivable of Seller which relate to services provided by the Business prior to Closing but which are billed after the Closing Date (the "Seller's Proceeds") and shall remit to Seller all such funds collected on a basis not less frequently than bi-monthly subject to the reconciliation provided below. In the event Seller receives payment for any accounts receivable relating to services provided by the Business on or after the Closing Date (the "Purchaser's Proceeds"), Seller shall remit such funds to Purchaser on a basis not less frequently than bi-monthly subject to the reconciliation provided below. Seller and Purchaser shall reconcile the collection of Seller's Proceeds and Purchaser's Proceeds on a basis not less frequently than bi-monthly. If on the date of reconciliation Purchaser's Proceeds exceed Seller's Proceeds, Seller shall pay the difference to Purchaser, and if on the date of reconciliation Seller's Proceeds exceed Purchaser's Proceeds, Purchaser shall pay the difference to Seller. Purchaser shall use all customary and usual procedures to bill and collect such accounts receivable consistent with the manner it bills and collects its own accounts receivable which are related to the Business. Purchaser shall have no responsibility to enforce collection of any accounts receivable billed on behalf of Seller and shall have no liability for any such accounts receivable that are not collected. Payments received from a customer shall be credited to the specific invoice to which they relate. At the end of said one hundred eighty (180) day period, Purchaser shall have no further obligation to bill or receive payment for any such accounts receivable of Seller, but shall continue to pay over to Seller any of such accounts receivable that are actually paid to Purchaser subsequent to the expiration of said one hundred eighty
(180) day period. For purposes of this agreement, the accounts receivable of Seller shall be those invoices of customers which were issued in Seller's normal billing cycle prior to the Closing Date.

2. List of Accounts Receivable. Seller agrees that within five (5) business days after the Closing Date, Seller will provide Purchaser with a true and complete list of all the accounts receivable of Seller related to the Business as of the Closing Date.

3. Entire Agreement. This agreement and the Agreement constitute the entire agreement among the parties hereto and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written, among the parties hereto relating to the transactions contemplated hereby or the subject matter herein. Neither this agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.



4. Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

5. Binding Effect. This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and assigns.

6. Headings. The section and other headings in this agreement are inserted solely as a matter of convenience and for reference, and are not a part of this agreement.

7. Capitalized Terms. Except as otherwise indicated herein, capitalized terms used in this agreement are defined as set forth in the Agreement.

8. Counterparts. This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


**********

IN WITNESS WHEREOF, each party hereto has executed or caused this agreement to be executed on its behalf, all on the day and year first above written.

HEALTHCOMP EVALUATION SERVICES CORPORATION

("Purchaser")


By:___________________________
Name:
Title:


U.S. HEALTHWORKS HOLDING COMPANY, INC.

("Seller")

By:___________________________
Name:
Title:


U.S. HEALTHWORKS, INC.
("Shareholder")

By:____________________________
Name:
Title: